Exhibit (d)(200)
AMENDMENT TO
JANUS INVESTMENT FUND
INVESTMENT ADVISORY AGREEMENT
JANUS DYNAMIC ALLOCATION FUND
     THIS AMENDMENT is made this 30th day of September, 2011, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).
W I T N E S S E T H
     WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Janus Dynamic Allocation Fund (the “Fund”), dated July 6, 2009, amended September 15, 2010 (the “Agreement”);
     WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;
     WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus or its affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(19) of the 1940 Act);
     WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement;
     WHEREAS, the name of Janus Dynamic Allocation Fund has been changed to Janus World Allocation Fund effective September 30, 2011;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:
     1. All references to “Janus Dynamic Allocation Fund” shall be replaced with “Janus World Allocation Fund.”
     2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.
     3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Heidi W. Hardin
Heidi W. Hardin
Senior Vice President and General Counsel

JANUS INVESTMENT FUND
By:	/s/ Stephanie Grauerholz-Lofton
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President and Secretary